Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Adicet Bio, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Amended and Restated 2018 Stock Option and Incentive Plan Common Stock, $0.0001 par value per share	457(h)	1,986,845 shares (2)	$13.97 (3)	$27,756,224.65	0.0000927	$2,573.01
Equity	Amended and Restated 2018 Employee Stock Purchase Plan Common Stock, $0.0001 par value per share	457(c) and 457(h)	397,369 shares (4)	$11.88 (5)	$4,720,743.72	0.0000927	$437.62
Equity	2022 Inducement Plan Common Stock, $0.0001 par value per share	457(h)	1,000,000 shares (6)	$13.97 (3)	$13,970,000.00	0.0000927	$1,295.02
Total Offering Amounts					$46,446,968.37		$4,305.65
Total Fee Offsets							$0
Net Fee Due							$4,305.65

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of common stock, $0.0001 par value per share (“Common Stock”) which become issuable under the Registrant’s Amended and Restated 2018 Stock Option and Incentive Plan (the “2018 Plan”), the Registrant’s Amended and Restated 2018 Employee Stock Purchase Plan (the “2018 ESPP”) and the Registrant’s 2022 Inducement Plan (the “2022 Plan”) by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of Common Stock.

(2)

Represents shares of Common Stock that were added to the shares authorized for issuance under the Registrant’s 2018 Stock Option and Incentive Plan (the “2018 Plan”), effective as of January 1, 2022, pursuant to an “evergreen” provision contained in the 2018 Plan. Pursuant to such provision, an additional number of shares will automatically be added to the shares authorized for issuance under the 2018 Plan on January 1 of each year.

(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act, and based on $13.97, the average of the high and low sale prices of the Common Stock of the Registrant as reported on the Nasdaq Global Market on March 10, 2022.

(4)

Represents shares of Common Stock that were added to the shares authorized for issuance under the 2018 ESPP, effective as of January 1, 2022 pursuant to an “evergreen” provision contained in the 2018 ESPP. Pursuant to such provision, an additional number of shares will automatically be added to the shares authorized for issuance under the 2018 ESPP on January 1 of each year.

(5)

The price of $11.88 per share, which is 85% of the average of the high and low sale prices of the Common Stock of the Registrant as reported on the Nasdaq Global Market on March 10, 2022, is set forth solely for purposes of calculating the registration fee pursuant to Rules 457(c) and (h) of the Securities Act of 1933, as amended, and has been used as these shares are without a fixed price. Pursuant to the 2018 ESPP, the purchase price of the shares of Common Stock reserved for issuance thereunder will be 85% of the fair market value of a share of Common Stock on the first trading day of the offering period or on the exercise date, whichever is less.

(6)	Represents shares of Common Stock that may become issuable under the Registrant’s 2022 Inducement Plan pursuant to its terms.